Exhibit 8.1

RIMON, P.C.

1050 Connecticut Avenue NW, Suite 500

Washington, D.C. 20006

July 24, 2026

Bio Green Med Solution, Inc.

Level 10, Tower 11, Avenue 5

The Horizon, Bangsar South City

No. 8, Jalan Kerinchi

59200, Kuala Lumpur, Malaysia

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States tax counsel to Bio Green Med Solution, Inc., a Delaware corporation (“BGMS” or “Parent”), in connection with the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed by Parent with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed business combination (the “Exchange”) among Parent, Future NRG Sdn. Bhd., a Malaysian private limited company (“Future NRG” or the “Company”), and all of the shareholders of Future NRG (the “Selling Shareholders”), pursuant to the Business Combination Agreement dated June 4, 2026 (the “Business Combination Agreement”). You have requested our opinion regarding the material United States federal income tax consequences of the Exchange to Parent’s public stockholders.

In rendering our opinion, we have examined and relied upon the following documents (including all exhibits and schedules thereto):

(a)	the Business Combination Agreement, dated June 4, 2026, among Parent, Future NRG, and the Selling Shareholders;

(b)	the Registration Statement on Form S-4, including the proxy statement/prospectus contained therein;

(c)	the Amended and Restated Certificate of Incorporation of Parent;

(d)	the Amended and Restated Bylaws of Parent;

(e)	certain resolutions of the Board of Directors of Parent relating to the Exchange;

(f)	a certificate of an officer of Parent setting forth certain factual representations relating to the Exchange (the “Parent Officer’s Certificate”); and

(g)	such other documents, records, and instruments as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

Assumptions

In rendering the opinions set forth below, we have assumed, with your consent and without independent verification, the following:

(i)	all signatures on documents we have examined are genuine, and all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to the originals thereof;

(ii)	all factual statements, descriptions, and representations contained in the documents we have examined (including, without limitation, the Parent Officer’s Certificate and the representations set forth in the Business Combination Agreement) are true, correct, and complete in all material respects as of the date hereof and will remain true, correct, and complete in all material respects through the closing of the Exchange;

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(iii)	the Exchange will be consummated in accordance with the terms and conditions of the Business Combination Agreement and as described in the Registration Statement and proxy statement/prospectus, and no transaction or condition described therein has been or will be waived, modified, or supplemented in any material respect;

(iv)	any representation or statement in any document referred to herein that is made “to the knowledge of” or similarly qualified is correct without such qualification; and

(v)	subsequent to the date hereof, there will be no change in applicable law (whether by legislative action, judicial decision, or administrative determination) that would affect the opinions expressed herein.

Summary of Transaction

The following is a summary of the material facts of the Exchange, as set forth in the Business Combination Agreement and as described in the Registration Statement:

Pursuant to the Business Combination Agreement dated June 4, 2026, among Parent, Future NRG, and the Selling Shareholders, the Selling Shareholders will convey, assign, and transfer 100% of the issued and outstanding ordinary shares of Future NRG (the “Company Ordinary Shares”) to Parent (such transfer, the “Exchange”), and in exchange therefor, each Selling Shareholder will receive shares of Parent Common Stock (the “Exchange Shares”), calculated based on an Aggregate Transaction Consideration Value of $2,000,000,000 divided by the 30-day volume-weighted average price of Parent Common Stock. Immediately following the Exchange, Future NRG will become a wholly-owned subsidiary of Parent.

Parent’s existing public stockholders (i.e., persons who hold shares of Parent Common Stock immediately before the Exchange) are not parties to the Exchange. No shares of Parent Common Stock held by such persons are exchanged, converted, redeemed, or otherwise affected by the Exchange. Such persons will continue to hold, immediately after the Exchange, the identical shares of Parent Common Stock that they held immediately before the Exchange.

Legal Analysis

A. Section 351 Treatment of the Exchange

Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that no gain or loss shall be recognized if one or more persons transfer property to a corporation solely in exchange for stock of such corporation and, immediately after the exchange, such person or persons are in “control” of the corporation. For purposes of Section 351, “control” is defined by reference to Section 368(c) of the Code as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of such corporation.

In the Exchange, the Selling Shareholders will transfer property (i.e., 100% of the issued and outstanding Company Ordinary Shares) to Parent solely in exchange for shares of Parent Common Stock. Immediately after the Exchange, the Selling Shareholders are expected to own well in excess of 80% (over 99%) of the outstanding shares of Parent Common Stock, thereby satisfying the control requirement of Sections 351(a) and 368(c) of the Code. Accordingly, the Exchange will qualify as an exchange described in Section 351(a) of the Code, and the parties to the Business Combination Agreement have agreed to report the Exchange consistent with such treatment and to take no position in any tax filing or legal proceeding inconsistent therewith.

B. Tax Consequences to Parent’s Public Stockholders

Under general principles of U.S. federal income tax law, a taxpayer recognizes gain or loss only upon the occurrence of a “realization event” with respect to property—typically, a sale, exchange, or other disposition of such property. See Sections 1001(a) and (c) of the Code; Eisner v. Macomber, 252 U.S. 189 (1920).

As described above, Parent’s public stockholders are not parties to the Exchange. Their shares of Parent Common Stock are not exchanged, converted, redeemed, cancelled, or otherwise disposed of in the Exchange. They will continue to hold, immediately after the Exchange, the identical shares of Parent Common Stock, with an unchanged tax basis and holding period, that they held immediately before the Exchange. No realization event occurs with respect to their shares solely by reason of the Exchange.

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This conclusion holds regardless of whether the Exchange ultimately qualifies for nonrecognition treatment under Section 351 of the Code, because the tax consequences to Parent’s public stockholders do not depend on the characterization of the Exchange under Section 351. Rather, the absence of any U.S. federal income tax consequences to Parent’s public stockholders follows from the independent and more fundamental principle that no exchange, disposition, or other realization event occurs with respect to their shares as a result of the Exchange.

Opinion

Based on and subject to the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, it is our opinion that, for U.S. federal income tax purposes:

1.	The Exchange will qualify as an exchange described in Section 351(a) of the Code; and

2.	Persons who were Parent’s public stockholders immediately before the Exchange will not recognize any gain or loss for U.S. federal income tax purposes, solely by reason of their ownership of shares of Parent Common Stock, as a result of the Exchange, and their tax basis and holding period in their shares of Parent Common Stock will remain unchanged;

3.	The statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such statements summarize U.S. federal income tax law or constitute legal conclusions with respect thereto, are accurate in all material respects and constitute our opinion.

Qualifications and Limitations

The foregoing opinion is subject to the following qualifications and limitations:

(a)	Our opinion is limited to the U.S. federal income tax consequences described above and is based on the Code, the Treasury Regulations promulgated thereunder, published administrative rulings and procedures of the Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date hereof. No assurance can be given that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of our opinion.

(b)	We express no opinion as to any U.S. federal income tax consequences of the Exchange other than as expressly set forth above, and we express no opinion as to any state, local, or non-U.S. tax consequences of the Exchange, or as to any U.S. federal tax consequences arising under any laws other than those pertaining to income taxes (including, without limitation, estate or gift taxes, or the Medicare contribution tax on net investment income).

(c)	No ruling has been sought or obtained from the IRS with respect to any of the U.S. federal income tax consequences of the Exchange. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reached herein or that a court would not sustain such a challenge.

(d)	Except as expressly set forth in paragraph 1 under the heading “Opinion” (which addresses the qualification of the Exchange under Section 351 of the Code and not the tax consequences of the Exchange to any particular person), this opinion is limited to the U.S. federal income tax consequences of the Exchange to persons who held shares of Parent Common Stock immediately before the Exchange, by virtue of their ownership of such shares, and does not address the tax consequences to (i) the Selling Shareholders, (ii) holders who acquire Parent Common Stock in or in connection with the Exchange, (iii) Parent, (iv) Future NRG, or (v) any other person.

(e)	This opinion is rendered as of the date hereof, and we undertake no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 and to the references to our firm in the Registration Statement under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Rimon P.C.

Rimon P.C.

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